Exhibit 99.1

SEGMENTZ, INC. ANNOUNCES FINANCIAL RESULTS FOR

FIRST QUARTER OF FISCAL 2005 AND PHASE TWO OF RESTRUCTURING

INITIATIVE

Company to Focus Exclusively on Expedited Services;

To Divest All Other Operations

Company Contact:	Investor Relations Contact:
Segmentz, Inc.	Hayden Communications, Inc.
Jim Martell	Matt Hayden or Brett Maas
813-989-2232	843-272-4653

TAMPA, FL– May 12, 2005–Segmentz, Inc. (AMEX: SZI), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 500 companies, today announced financial results for the quarter ended March 31, 2005. The Company also announced the second phase of the restructuring effort, which was originally announced on January 25, 2005. Highlights of the restructuring include:

•	As announced April 26, Jim Martell has been elected Chairman of the Company’s Board of Directors. Mr. Martell is currently taking an active role in the management of the Company and the execution of the new strategic direction. Mr. Martell is working with Andrew Norstrud, the Company’s CFO, and Mike Welch, the Company’s President, and the Company is not undertaking a search for a new CEO at this time.

•	The Company will divest all non-expediting services, and is in the process of eliminating excess overhead costs. Management expects to reduce SG&A by approximately $750,000 per quarter as a result of these decisions, which will not fully be realized until the fourth quarter of 2005.

•	For the year ended December 31, 2005, management expects the Company to report revenues between $40 and $45 million, and EBITDA of between $600,000 and $1.3 million, exclusive of any acquisitions.

•	Based exclusively on operating business units after the restructuring, the revenue for the year ended December 31, 2005 is expected to be between $36 and $42 million and EBITDA is anticipated to be between $1.5 million to $2.5 million.

•	Management continues to anticipate 30-35 percent organic revenue growth from the remaining business units throughout 2005.

•	As a result of the divesting of non-expediting services, Segmentz has recognized approximately $3.6 million of restructuring expenses, of which approximately $3.3 million comprises non-cash charges related to the impairment of assets and approximately $280,000 involves accruals and increases in the allowance for doubtful accounts for the period ended March 31, 2005. Management estimates additional restructuring costs of approximately $400,000 of total employee payments and approximately $150,000 of adverse lease accruals, which will be expensed during the remainder of the year.

•	The Company accepted an offer of approximately $428,000 for its facility in Lexington, Kentucky and expects to close on the sale of the facility in June 2005. The net proceeds from the sale are expected to be approximately $400,000. The Company has recorded an impairment of $50,000 on the facility as of March 31, 2005.

•	The Company has closed on the purchase of the Buchanan facility, as included in the purchase agreement for Express-1, for approximately $870,000.

“The Board determined that the Company’s most significant value proposition, and the most rapid path to shareholder value, is in our expedited services,” commented Mr. Martell. “We believe this decision will allow the Company to streamline our operations, eliminate excess expenses, achieve EBTIDA-positive status and grow our core business. This strategy includes the divesting of all business activities that are unrelated to the core business focus of expediting transportation, a decision which will ultimately reduce our SG&A expenses by $750,000 per quarter. We believe the market for expedited services represents a 3 billion dollar industry, and Segmentz has the opportunity to become a recognized leader. Management is singularly focused on achieving profitability as rapidly as possible, and we believe this strategy represents our best opportunity to achieve this goal.”

Financial Results

For the quarter ended March 31, 2005, revenues increased approximately 56.3 percent to approximately $10.3 million compared to revenues of approximately $6.6 million for the first quarter last year. The increase in revenue primarily relates to acquisitions, strategic marketing efforts and wider brand awareness, however the first quarter’s revenue was negatively impacted by the revenue lost from the restructuring plan implemented in the fourth quarter of 2004. Operating expenses, which consist primarily of payment for trucking services, fuel, insurance, cross dock facilities, equipment costs and payroll expenses, were approximately $8.4 million, an increase of approximately 53.1 percent compared to approximately $5.5 million for the first quarter of last year. Management plans to continue the effort to integrate, consolidate and eliminate redundant expenses in 2005, as well as continue efforts to transform its fleet to an owner operator model. Gross profit for the quarter was approximately $2.0 million, or approximately 19.0 percent of sales, compared to gross profit of approximately $1.2 million, or approximately 17.4 percent of sales for the comparable prior-year quarter.

General and administrative expense increased to approximately $6.6 million compared to approximately $1.7 million for the same period last year. The year-over-year increase was due to additional restructuring, exit and consolidation costs of approximately $3.6 million, the recent acquisitions, expansion of technology, equipment, personnel and infrastructure, expenses directly related to integration of acquisitions, additional sales, marketing and branding efforts. Exclusive of the restructuring expenses, the Company’s SG&A expenses would have been approximately $3.0 million for the first quarter of 2005 compared with approximately $4.2 million for the fourth quarter of 2004. The Company is in the process of consolidating the administrative functions and expects this effort to continue throughout the year.

The Company reported a loss from continuing operations before provisions for income taxes of approximately $4.7 million for the period ended March 31, 2005, compared with losses from continuing operations before provisions for income taxes of approximately $624,000 for the period ended March 31, 2004. The net loss for the quarter was approximately $4.7 million, or $0.17 per basic and fully diluted share, compared to a net loss of approximately $404,000, or $0.02 per basic and fully diluted share for the same quarter one year ago. Excluding non-recurring restructuring expenses of $3.6 million, the net loss would have been approximately $1.1 million.

Teleconference Information:

Management will conduct a conference call to discuss the Company’s 2005 first quarter financial results, which ended March 31, 2005. The conference call will take place at 5 p.m. Eastern, on Thursday, May 12, 2005. Anyone interested in participating should call 800-247-9979 if calling within the United States or 973-409-9254 if calling internationally approximately 5 to 10 minutes prior to 5 p.m. There will be a playback available until May 19, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 6049798 for the replay. This call is being webcast by ViaVid Broadcasting and can be accessed at Segmentz’s website at http://www.segmentz.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through June 12, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. All these Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The Company is committed to a strategy of continued growth through a non-asset based model. The Company has a state of art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1 visit www.express-1.com, and for more information about Segmentz visit www.segmentz.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004.

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. The Company also included some selected financial data related to the various acquisitions. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is useful measures of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	Three-months ended March 31,
	2005	2004
Net loss as reported	$(4,650,000)	$(404,000)
Income tax (benefit) provision		(220,000)
Interest expense	24,000	71,000
Restructuring, exit and consolidation expenses	3,583,000
Depreciation and amortization	447,000	239,000

EBITDA	$(596,000)	$(314,000)

-Tables Follow-

Segmentz, Inc.

Consolidated Statements of Operations (Unaudited)

	Three-months Ended March 31,
	2005	2004
Revenues:
Operating revenue	$10,349,000	$6,621,000

Total revenue	10,349,000	6,621,000

Expenses:
Operating expenses	8,378,000	5,471,000

Gross profit	1,971,000	1,150,000

Sales, general and administrative expenses	3,009,000	1,703,000
Restructuring, exit and consolidation expenses	3,583,000

Total sales, general and administrative expenses	6,592,000	1,703,000

Other expense	5,000
Interest expense, net	24,000	71,000

Loss before taxes	(4,650,000)	(624,000)
Income tax provision (benefit)		(220,000)

Net loss	$(4,650,000)	$(404,000)

Basic loss per share of common stock	$(.17)	$(.02)

Weighted average common stock outstanding	26,705,309	18,926,748

Net loss per share of common stock	$(.17)	$(.02)

Weighted average diluted common stock outstanding	26,705,309	18,926,748

BALANCE SHEET HIGHLIGHTS

	March 31st 2005	December 31st 2004
Cash	$271,000	$854,000
Total Current Assets	$6,556,000	$10,902,000
Net Property and Equipment	$2,684,000	$4,120,000
Total Assets	$18,340,000	$25,065,000

Total Current Liabilities	$5,032,000	$7,188,000
Total Liabilities	$5,622,000	$7,763,000
Stockholders’ Equity	$12,718,000	$17,302,000
Total Liabilities and Equity	$18,340,000	$25,065,000

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